EXHIBIT 21.1

                        SUBSIDIARIES OF VENTURETECH, INC.






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                                  EXHIBIT 21.1
                       SUBSIDIARIES OF VENTURETECH, INC.


The following are subsidiaries of VentureTech, Inc.:

         1. Cybernet Currency Clearing, Inc., a Nevada corporation, 100% owned by VentureTech, Inc.

         2. EuroAsian E-Casinos, Inc., a Republic of the Marshall Islands corporation, 100% owned by VentureTech, Inc.



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